EXHIBIT 21

SUBSIDIARIES OF UNITED INDUSTRIAL CORPORATION

March 4, 2003

                                                    State              Approximate Percentage of
                                              (or jurisdiction)       Voting Securities Owned by
Name                                        in which Incorporated          Immediate Parent
-----------------------------------------------------------------------------------------------
AAI Corporation                                   Maryland                     100% (a)
  A.A.I. Engineering Support, Inc.                Maryland                     100  (b)
  A.A.I. International, Inc.                      Delaware                     100  (b)
  Seti, Inc.                                    Pennsylvania                   100  (b)
  AAI Medical, Inc.                               Maryland                     100  (b)
  AAI MICROFLITE Simulation International
    Corporation                                   Maryland                     100  (b)
  AAI/ACL Technologies, Inc.                      Maryland                     100  (b)
    AAI/ACL Technologies Europe Limited            Britain                     100  (c)
  AAI California Carshells, Inc.                  Maryland                     100  (b)
  AAI Aerospace Services Corp.                    Maryland                     100  (b)
  AAI Romania Technologies, S.R.L.                 Romania                     100  (b)
Detroit Stoker Company                            Michigan                     100  (a)
  Midwest Metallurgical Laboratory, Inc.          Michigan                     100  (d)
U.I.C. International, Ltd. Barbados 100 (a)

----------------
(a) Percentage owned by United Industrial Corporation ("United").

(b) Percentage owned by AAI Corporation.

(c) Percentage owned by AAI/ACL Technologies, Inc.

(d) Percentage owned by Detroit Stoker Company.

All of the subsidiaries listed above are included in the consolidated financial statements of United.